Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-65900) of Caleres, Inc. of our report dated June 20, 2025, relating to the 2024 financial statements and supplemental schedule of Caleres, Inc. 401(k) Savings Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Grand Rapids, Michigan

June 20, 2025